EXHIBIT 10.6
                            A.T. CROSS COMPANY

                       UNFUNDED EXCESS BENEFIT PLAN

                               (as amended)

     WHEREAS, the Board of Directors of A.T. Cross Company has heretofore adopted the A.T. Cross Company Unfunded Excess Benefit Plan.
     WHEREAS, the Tax Reform Act of 1986 has imposed additional limitations on benefits and contributions which can be made on behalf of eligible employees under the A.T. Cross Company Pension Plan, the A.T. Cross Company Savings Plan, and the A.T. Cross Company Profit-Sharing Plan.
     WHEREAS, the Board of Directors of the Company has adopted the A.T. Cross Company Deferred Compensation Plan to permit eligible employees to defer the receipt of compensation which would otherwise be included in the compensation of a participant for the purpose of determining the amount of benefits the employee is entitled to under said plans.
     WHEREAS, the Board wishes to amend the A.T. Cross Company Unfunded Excess Benefit Plan to provide benefits which would otherwise be lost under the Plans as a result of the adoption of the Deferred Compensation Plan and the new limitations imposed by the Tax Reform Act of 1986.
     NOW THEREFORE, the Company hereby amends and restates the A.T. Cross Company Unfunded Excess Benefit Plan, effective as of January 1, 1989 as follows:
                                 ARTICLE 1
                                Definitions
     When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan.
     1.1  Administrator.  The administrator appointed to administer the
A.T. Cross Company Profit-Sharing Plan.
     1.2  Board.  The Board of Directors of A.T. Cross Company.
     1.3  Code.  The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.
     1.4 Company. A.T. Cross Company and any subsidiary and/or affiliated corporation which adopts the Plan.
     1.5 Deferred Compensation Plan. The A.T. Cross Company Deferred Compensation Plan.
     1.6  Effective Date.  January 1, 1984.
     1.7  Pension Plan.  The A.T. Cross Company Pension Plan.
     1.8  Savings Plan.  The A.T. Cross Company Savings Plan.
     1.9  Profit-Sharing Plan.  The A.T. Cross Company Profit-Sharing Plan.
     2.0  Plan.  The A.T. Cross Company Unfunded Excess Benefit Plan, as
set forth herein or in any amendment hereto.
                                 ARTICLE 2
                              Purpose of Plan
     2.1 Purpose. The Plan is designed to provide pension, profit-sharing and savings plan benefits from the general assets of the Company (i) in excess of the benefits which may be paid under the Pension Plan, the Profit-Sharing Plan, and the Savings Plan, (ii) as a result of the benefit limitations set forth in Section 401(a)17 and Section 415 of the Code, and
(iii) as a result of any election to defer compensation pursuant to the Deferred Compensation Plan. This Plan is in part, an "Excess Benefit Plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended and, in part, an unfunded plan of deferred compensation for a select group of management employees.
                                 ARTICLE 3
                                Eligibility
     3.1 Eligibility. Any employee of the Company who is a participant in the Pension Plan, the Profit-Sharing Plan or the Savings Plan, and whose benefit under any of said Plans is limited by (i) Section 401(a)(17) or
Section 415 of the Code, or (ii) by reason of the employee's election to defer compensation under the Deferred Compensation Plan, shall participate in the Plan.
                                 ARTICLE 4
                                 Benefits
     4.1  Amount of Benefits.  The amount of the benefits payable under this plan shall be determined as follows:
     A. The amount of benefit accrued hereunder for a Participant with respect to the Pension Plan shall be the additional monthly benefit which would be payable to said Participant, or the Participant's beneficiary, if the benefits under the Pension Plan were not limited by Section 401(a)17 or
Section 415(b) or (e) of the Code, or as a result of the Participant's election to defer compensation under the Deferred Compensation Plan; and
     B. The amount of benefit payable under this Plan with respect to the Profit-Sharing and/or Savings Plan shall be the Company contributions and forfeitures which would have been allocated to the Participant's account under the Profit-Sharing and/or Savings Plans if the allocations under said plans were not limited by Section 401(a)17 or Section 415(c) or (e) of the Code or as a result of the Participant's election to defer compensation under the Deferred Compensation Plan, together with the amount of income or loss that would have been realized or suffered by said allocations had they in fact been credited to the Participant's accounts. To the extent that a Participant has, under either of said plans, an option to designate or allocate a portion of his or her profit-sharing and savings benefits to different investment options, the Participant shall be given the opportunity, at the same time and to the same extent available under either or both of said plans, to designate the hypothetical investment of his benefit hereunder.
     4.2 Form of Benefit Payments. The benefit payable to or on behalf of a Participant under this plan shall be paid in the same manner in which the Participant's benefit under the corresponding Pension, Profit-Sharing, or Savings Plan is paid, except that any pension benefit which is payable hereunder may, with the approval of the Administrator, be paid in a lump sum amount. The amount of any lump sum payment shall be computed based on the rates used by the Pension Benefit Guaranty Corporation for plan terminations at the time of such payment.
     4.3 Time of Benefit Payments. Benefits due under the Plan shall be paid at the same time the payment of benefits under the corresponding plan is made, or at such other time as the Administrator in its discretion determines.
     4.4 Benefits Unfunded. The benefits payable under the plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner.
     4.5 Tax Adjustment. If the recipient of any benefit under this Plan is eligible for, and elects, lump sum tax treatment under Section 402(e) of the Code with respect to a benefit payable under the Pension Plan, the Profit-Sharing Plan and/or the Savings Plan, then any benefit payable under this plan which also would have been eligible to qualify for special lump sum tax treatment under Section 402(e) of the Code had it been paid under the Pension, the Profit-Sharing and/or the Savings Plan, shall be increased to take into account that a distribution from this Plan does not qualify under Section 402(e).
     The amount of such increase shall compensate the recipient, after Federal income taxes, for the difference between, (i) the Federal Taxes which are payable with respect to such distribution, and (ii) the tax which would be paid with respect to such distribution if such amount were added to the amount for which the recipient in fact elected special tax treatment under Section 402(e).
     4.6  Forfeiture of Benefits:  A Participant shall forfeit all rights or benefits remaining to him under the Plan if he engages in or enters the employ of, or represents, or acts in a consulting capacity for or otherwise directly or indirectly perform services for any person, partnership, firm or corporation which is engaged in the manufacturer or sale of any product similar to any product manufactured or sold by the Company or any subsidiary of the Company, without the written consent of the Board.
     4.7 Death of Participant: In the event of the death of the Participant prior to the time the Participant has received a distribution of all benefits to the Participant hereunder, the amount of the benefit payable under A of Paragraph 4.1 with respect to the Pension Plan shall be paid to the person or persons, if any, who is or are entitled to receive the Participant's death benefit under the Pension Plan. If there is no benefit payable under the Pension Plan in the event of the death of the Participant, then none shall be payable under A of Paragraph 4.1. In the event of the death of the Participant prior to the time the benefits payable under B of Paragraph 4.1 have been paid, said benefits shall be paid to the person or persons who is or are entitled to receive the Participant's interest in the Profit-Sharing Plan and/or Savings Plan as the case may be as a result of the death of the Participant.
                              Administration
     5.1 Duties of Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Employee from the Plan and shall cause them to be paid by the Company accordingly.
     5.2 Finality of Decisions. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Administrator shall not be subject to individual liability with respect to the Plan.
                                 ARTICLE 6
                         Amendment and Termination
     6.1 Amendment and Termination. While the Company intends to maintain the Plan for as long as necessary, the Board reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate provided, however, the benefit accrued hereunder for any Participant shall not be decreased or eliminated by reasons of any such amendment or termination.
                                 ARTICLE 7
                               Miscellaneous
     7.1 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and the Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.
     7.2 Assignment. The benefits payable under this plan may not be assigned or alienated.
     7.3 Law Applicable. This Plan shall be governed by the laws of the State of Rhode Island.
     Adopted and approved this                        day of
, 1989.
                              A.T. Cross Company

                              By_________________________________